Cycle Country Accessories Corp.
Fiscal 2007 Year End Results
January 8, 2008

Operator:	Good morning ladies and gentlemen and thank
you for standing by. Welcome to the Cycle Country Accessories Corporation Fiscal 2007 Year End Results Conference Call. During today's presentation all parties will be in a listen-only mode. Following the presentation the conference will be opened for questions. If you have a question please press the star followed by the one on your touchtone phone. This conference is being recorded Tuesday, January 8th, 2008.

	I would now like to turn the conference
over to Mark Gilbert, Investor Relations Manager with Magellan
Financial.  Please go ahead sir.

Mark Gilbert:	Thank you.  Hi and good morning to
everyone. I'd like to thank everyone for taking the time to listen to Cycle Country Accessories' Fiscal '07 Conference Call. Ladies and gentlemen, as Greg (sp?) mentioned, my name is Mark Gilbert and I'm the Principal here at Magellan FIN and I do institutional investor relations on behalf of ATC.

	If I might, before I turn the call over to the CEO, Randy Kempf of Cycle Country, let me read the following forward-looking statement. Quote, these materials may contain various forward-looking statements and include assumptions concerning Cycle Country's operations, issue results and prospects. These forward-looking statements are based on current expectations and are subject to risks and uncertainties. In connection with the Safe Harbor provisions of the Private Securities and Litigation Reform Act of 1995, Cycle Country provides the following cautionary statement identifying important factors, which amongst others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions. End of quote.

	With that stated, we now may begin the
discussion with the statement by the CEO of Cycle Country
Accessories, Mr. Randy Kempf.

Randy Kempf:	Thank you Mark.  Good morning everyone.
With me today is Dave Davis, our CFO. It's been an exciting few months since we last spoke. We finished our fiscal year at $0.06, which was above our final guidance of $0.02 to $0.05 and the 26th year in a row of continuous profitability. We sold our Milford property to our founder and recently retired Chairman of the Board, and leased it back for a three-year period.

	We moved 1.4 million shares netted from
this sales to treasury stocks, resulting in the new shares outstanding of 6,006,415 shares.

	We reduced the size of our Board by two
seats, concurrently with the retirement of Jim and Jan Danbom.

	Our new products are averaging 20% of
sales. We've established a sales plan for our fiscal year 2008 that shows a realistic increase of 24% over fiscal 2007. We've increased our sales coverage in our ATV accessories group, wheel cover group, and contract manufacturing group. We also increased our institutional ownership over the past fiscal year.

	Fiscal '07 was the transitional year as the new management team focused on increasing our ability to develop new products, strengthening our sales organization, and positioning the Company for growth and continued profitability. We've made a significant penetration into the high growth, zero turn lawn mower market with our wheel covers being picked up by OEM's such as Aaron's (sp?), Bad Boy, Grasshopper, Encore, and Gravely as a production part or standard accessory option.

	We hired an additional manufacturer's
representative to cover portions of Indiana, Illinois, and Wisconsin for our contract manufacturing area and hired a manufacturer's rep, who is an industry insider for our Weekend Warrior product line. We've also strengthened our relationship with our key distributors, with the addition of distributor, of our distributor focused direct sales team and we have developed over 80 new products.

	Fiscal '08 is starting out to be a good
year, as the distributor's pre-season orders were higher than expected for this winter season and distributor's orders continue to be strong as gross revenue for the first quarter of fiscal '08 was 7.5% higher than the first quarter of fiscal '07. Early and heavy snows across the country's entire snow belt, like we've had so far this season, create positive results for us as consumer's buying decision for snow removal products tend towards a blade solution for their ATV. We are working overtime to meet the demand, which is strong, not only in the snowplow related products, but also in contract manufacturing and wheel covers.

	We have purchased and are implementing
additional modules of the ERP system that we implemented a little over a year ago to further automate our warehousing, production planning and customer support activities. We are also in the process of purchasing a new light out laser cutting system that features fine optics to further automate our factory and implement our lean manufacturing initiatives. This new laser will allow us to better utilize our highly efficient robotic welding capabilities and expand our contract manufacturing capabilities. Having this second laser will also lead to new customers for our contract manufacturing group.

	We look forward to fiscal '08 as we
continue to develop new products, target out growth segments of the power sports market, develop new wheel covers in addition to the highly-successful SS and AT covers introduced in 2007 and make strategic capital investments to reduce costs and improve throughput, while implementing additional components of our ERP system to increase internal efficiencies and the ease with which customers interact with us from all channels. We are announcing our annual earnings guidance for fiscal '08 at $0.10 to $0.14 per share, nearly a doubling of the reported fiscal '06 and '07 earnings. Based on the 26% increase in profits that November year-to-date of this year represent over the same period of 2007, the success of our new products, and most importantly it is snowing. We are confident in our guidance.

	Thank you very much, we would now take
questions.

Operator:	Thank you sir.  Ladies and gentlemen we
will now begin the question and answer session. As a reminder, if you have a question please press the star followed by the one on your touchtone phone. If you would like to withdraw a question press the star followed by the two. If you are using a speakerphone, you will need to lift your handset before making your selection.

	Our first question comes from Andy Shapiro with Lawndale Capital Management. Please go ahead.

Andy Shapiro:	Hi, your recent press release indicated
that October/November went well. Your script here talked about that as well through November. It's been snowing, how was December and how are snowplow sales in particular going the rest of the quarter and in early '08 with all the snow?

Randy Kempf:	December sales were again very strong.  We
actually closed November at a gross sales number of 1.7 million, which represents that number of 7.5% above quarter-to-quarter last year. Our bookings actually for January also look very strong, such that we have the potential of shipping as much as
1.7 million in January as well. Again that's going to be dependent upon how much product we're able to ship, even with all the overtime that we are working.

Andy Shapiro:	Now, how durable good are these plows?  How
often do they need to be replaced?

Randy Kempf:	Well hopefully never.  We actually are the
only one in the industry that offers a lifetime warranty on the blade and our warranty costs are very low because of the quality of the product that we use, that we manufacture. The more typical case is a customer will buy a new model ATV and therefore need a new mount kit and may at that time choose to buy a whole new plow system. But generally they'll buy a new ATV and then a new mount kit from us.

Andy Shapiro:	So then is your typical customer just a new
customer, or is it a customer who's made the expenditure to buy a new ATV? Who's your typical new customer?

Randy Kempf:	A typical new customer would be one who's
decided to buy a new ATV.

Andy Shapiro:	Okay.

Randy Kempf:	That isn't to say that some portion of it
wouldn't be someone that had owned an ATV for some time and have gotten tired of using their shovel instead of utilizing the investment they've made in their ATV and would come back and buy an ATV, although quite frankly we work with the dealers, not in a financial way, but work with them to recognize that if the customer would buy the plow, when they buy the ATV, they could finance the plow along with the ATV and the cost of the ATV on an up-front basis becomes, you know negligible.

Andy Shapiro:	And when does pre-season end and in-season
begin for snow in your books? And like what is the latest people and dealers tend to order blades from you? February, or?

Randy Kempf:	Well they're continuing, as long as this
snow is, they're ordering blades and plows and snow-related products. Our pre-season in the past started in July and this year, 2007, we extended that to June, that is to say to incentivize (sp?) our distributors by a discount to buy early. I think part of the reason we're working the overtime we are is quite frankly the distributors and the dealers were not quite as bullish as they've turned out to be, obviously based on the snow. But in our typical heavy season would start then in October, when it starts snowing, November, December. We would generally expect the fall off to start in January timeframe, but that hasn't happened yet, as our backlog is as strong as it's been for October, November and December.

Andy Shapiro:	Okay.  I had several other questions, but
I'll back out in the question queue after this next one, but please come back to me. This next question is regarding the Board of Directors. Danbom's left the Board. I understand that folks would like to add active engaged, qualified people, you know back onto the Board. Could you describe the background of the individual or individuals that you think would be value-added to this Board of Directors (inaudible) the qualifications and skill set that the Board has already identified that they're looking to add?

Randy Kempf:	Well that's actually a Board activity to
define that and to look for that candidate, which they are doing. You know my personal opinion that would be someone who has a strong manufacturing background in a public company with some marketing background as well. That would be, you know my ideal candidate because quite frankly we are a manufacturing company and in a consumer, retail-type product line I would not look for somebody that is a process-oriented, someone that's been from like say the chemical industry or even medical industry, as those are two divergent from what we do. Someone with a good lawn and garden background might be, you know a good background to bring to the Board as well.

Andy Shapiro:	And you correctly pointed out it's a Board
function and the Board sounds like they're looking. Did they, have they divulged to you what background they're looking to add?

Randy Kempf:	Yeah, I think we're pretty much in synch on
that, but again I wouldn't want to speak on behalf of the Board.

Andy Shapiro:	And why did Mr. Gault leave the Board with
his John Deere experience and connections? It would presumably be the kind of background you guys would be looking for?

David Davis:	Well this is Dave Davis, I think and Randy
can jump in on this if he wants, but I would, Randy wasn't quite on board yet when John decided to leave. But it basically came down to, I would say a similar situation to, you know Jim and Jan Danbom. He just decided that you know it was time for him to retire in every sense of the word and start to enjoy life and don't work anymore. So I don't think that it wasn't that he didn't have a part in making Cycle Country the best it could be. It was just, you know he felt it was time to just, you know, finally fully retire.

Randy Kempf:	Yeah as a matter of fact, to that point
when I accepted the position, John and his wife Carleen (sp?)
were there and Carleen got up and gave me a big hug so that she could get her husband back.

Andy Shapiro:	Okay thanks.  I have more questions, I'm
going to go back in the question queue, but please come back to us.

David Davis:	All right, thanks Andy.

Operator:	Our next question comes from Sam Redotsky
with SER Asset Management.  Please go ahead.

Sam Redotsky:	Hi, good morning gentlemen.

Randy Kempf:	Good morning Sam.

David Davis:	Good morning.

Sam Redotsky:	It's nice that at least that we have some
positive, you know numbers relative to what we've been, you know going along and that going forward with the help of the snow, it should be pretty good. What is the timeframe, when you get an order, with the snow now to ship an order? How soon does it, do you get to them? Is it overnight? Is it, do you have your stock in inventory to get it out? Or, and has that been what's been going on at this point in time?

Randy Kempf:	Well we, because we sell through
distribution and a portion of the margin, gross profit that we get as the distributors, is to inventory product. And so our goal is to make sure that we keep feeding the distributors so that they can maintain that inventory at their various distribution centers around the country. And most of the large distributors have anywhere from two to four distribution centers across the country. Their goal is to be able to ship to a given dealer, if that dealer wasn't fortuitous enough, or proactive enough to inventory product, or enough product, to ship it to them within two working days. So that when a customer, as kind of related to a question that Andy asked, comes in and tries to buy an ATV or wants to buy an ATV, that the dealer can wrap a snowplow system around it at the time the customer buys it. And it usually takes a couple days for the dealer to prep the ATV, which is about the time it would take to get and install our snowplow.

	In terms of our lead times, we quote 30
days lead times to our distributors. We typically do better than that and typically, especially in the pre-season, will build some inventory to assure that we can meet production volumes. In fact our business plan for this year calls us, calls for us to be building snowplows much earlier than we have, in fact almost year round so that we don't have to spend as much overtime as we are now.

Sam Redotsky:	But it's your feeling that the distributors
stock in inventory is much lower than it's ever been because of the snow that's been going on and you're working hard to replenish it, that's basically what you're saying right?

Randy Kempf:	That is a correct statement.  And the fact
that when we went out and asked them for a forecast early in the year, they were forecasting, as were the dealers, an actual reduction from last year, last year's snow season, by as much or more than 10%. Well obviously that hasn't happened, thank goodness. And as I said our, for the, our first fiscal quarter, October, November, December, we're overall 7.5% above 2007's same quarter in shipments, gross shipments.

Sam Redotsky:	One of the, one of the conference calls
that I had listened to, of a company that you might sell to, they had indicated that they were reducing their inventory relative to expectations for the ATV's, but of course sales have been off and you had indicated that your sales are for new ATV's. So is it in essence, you think that most of the business is coming not from new, but just replenishments? Or what's your thoughts there?

Randy Kempf:	I think a significant, and I don't have
data to back this up, but my guess is that a significant portion of the sales are coming from new ATV sales and while the percentage, or the rate at which new ATV's are selling has decreased, I think the numbers on the order of 8 to 10% over last year, the fact is, is that people are still buying them to the tune of 0.75 million of them a year roughly, again that number's slightly off the top of my head. There are some more accurate numbers out there, but it's in that range. And that because of the heavy snow, customers are coming back that have already purchased an ATV and equipping them with our plow system.

	For example, I took a customer call the
other day that he was looking for a mount for a 1991 Kawasaki ATV, so we get those all the time. In fact we have recently upgraded our website to more easily usable cross-reference chart that goes all the way back to the early '90's. So we maintain that literally every day when we set up a new ATV, we update that chart so that that information is available to anyone who either has an old ATV or buys a new one.

Sam Redotsky:	Now, as far as the golf cart business, the
quarter ending, the March quarter and the September quarter, would that be the bigger quarter relative to your selling product for the gold cart?

Randy Kempf:	Yeah the gold accessories and for that
matter wheel cover group, we would expect somewhere on the order of perhaps $100,000 or more increase from the first quarter to the second, although the sales activity, well we've recently increased our sales to one of the two major OEM's that is an in, represents an increase over 2007 and that's happening through our first quarter and thanks to a new manufacturer's rep, we are also, as I mentioned in my preliminary comments, getting some significant penetration into the zero turn lawn mower, the lawn and garden market with our wheel covers. In fact I just have on my desk this morning a new, the first shot off of our new mould for a 12-inch wheel cover that was specifically designed for the zero turn market to go along with the 8-inch, 12-inch, or the 10-inch and now the 12-inch, and in fact have one customer who is anxiously waiting for pricing from us, which he'll get this afternoon to place a large PO for that 12-inch wheel cover.

	So we are increasing sales in the golf
accessories on our wheel covers, as well as the lawn and garden market, which is a new market for wheel covers.

Sam Redotsky:	Is it appear that you're able to even out
your quarterly sales and what do you have, have you gotten there to even out quarterly sales and thus forth profit? Or are you, have to do more to get that proportionate equal?

Randy Kempf:	Now the strategies that we've implemented
last year, which are developing new products for counter cyclical products, while not ignoring our snowplow, which we implemented last year a new painting scheme for it, a Teflon-impregnated textured finish, which has just been amazingly successful and like the thing in the market, has helped our snowplow sales and of course the snow. Our strategy to develop new products oriented around UTV's, so the side-by-side mini Jeeps, if you want to call them them, or golf carts on steroids, whichever way you want to go, has also been successful. We are going to be introducing even more new products at the Indianapolis Power Sports Expo, or the Power Sports Expo held in Indianapolis in the middle of next month that will rival the number, in fact exceed the number of new products that we introduced last year at that same show, which was noted by many dealers and distributors there as the new Cycle Country because of our focus on new products.

	So I think with the increase in wheel cover sales to lawn and garden, the new customers we're pulling in on golf accessories on the wheel covers, the success that our contract manufacturing new reps are having in the contract manufacturing area, the new Weekend Warrior rep that we recently signed up, that industry insider, and the UTV products that we're manufacturing now, we're not going to eliminate, nor plan quite frankly doesn't call for us to eliminate the typical slowdown that we have in the summer months, but we're certainly going to take a bite out of it and we're going to continue to focus on that. I mean quite frankly the sense I got when I came to Cycle Country was the Company fully expected to make a lot of money in the first quarter and make a lot of money in the fourth quarter and lose a lot of money in second and third. I and the new management team don't accept that. We want to make money every single quarter and focus on improving the first and fourth quarters so we make even more. And also to minimize and/or totally eliminate the dip so that every quarter is as good as the first and the fourth.

Sam Redotsky:	Well that sounds like a good business plan.
I guess one final question, is your projection of $0.10 to $0.14 based on what you're doing in this first quarter of the New Year and what you did in the fourth quarter of last year? From my point it sounds a little conservative. Hopefully it is conservative and it gives you room to err on the positive side, versus on the negative. Good luck.

Randy Kempf:	Thank you.  And in terms of that point, our
guidance was developed prior to seeing the kind of sales activity and the amount of snow that we are seeing now, so we would hope that that would represent some degree of conservatism in it. But I think as most of the listeners would recognize is that our track record of beating our guidance hasn't been extraordinary in the past. While we're not trying to in any way, shape, or form sandbag our guidance for the year, we are trying to make sure that we provide a good foundation for the number of both revenue and earnings that we present.

Sam Redotsky:	Okay.  Hello?

Randy Kempf:	Yes?

Sam Redotsky:	Well good luck.

Randy Kempf:	Thank you very much, Sam.

Operator:	If there are any additional questions,
please press the star followed by the one at this time. As a reminder, if you are using a speakerphone we do ask that you lift your handset before pressing the numbers.

	Our next question is a follow-up from Andy
Shapiro.  Please go ahead.

Andy Shapiro:	Hi, okay a few follow-ups if you could.
The proposed gain for the year, is what's included in that gain?
The gain on sale of the factory to Mr. Danbom, or what is the anticipated gain on the sale that took place this quarter?

David Davis:	We're actually still working through that
spreadsheet.

Andy Shapiro:	It is a gain?

David Davis:	Yes, it is a gain.  You know the property,
the Milford property came in valued at 2 million, it's roughly what we have it on the books for. So and you know the shares came in at 2.5 million. So yeah there is a, at least a, not at, but very close to $0.5 million gain that will show this year.

Andy Shapiro:	Okay and so that 0.5 million gain, since
you have, or so, that you have it kind of pinned down, it sounds like that gain is not in your guidance, it's considered a non-recurring gain that'll be separate and above this operating gain?

David Davis:	That is correct, yeah.

Randy Kempf:	Yes.

David Davis:	Yeah when I, when we, when I personally go
to forecast or prepare a budget, you know I don't like to, I don't like to count on the possibilities of, you know a gain on a sale or major asset or anything like that. So I always go pretty conservative as far as the, you know extra income and expense items.

	The lease payments that we are making to Mr. Danbom are included in that number, however, as are a couple strategic heads that we are looking at adding this year as well. So we did look at, from a business plan, what do we want to do? You know what incremental expenses are we seeing this year over past years, whether they be related to our sales and marketing programs, new catalogues, website, or whatever, as well as you know the expense side of it that we are incurring because of the lease payments.

Andy Shapiro:	Okay.  Now can you clarify in your revenue
guidance for '08 a little bit, and then, and also the, kind of the gross margins in the aggregate? Is what credit are you giving to your ERP and efficiency efforts in your guidance and where are we in your efficiency program efforts on the front-end, the back-end, and how much payments or benefits are you including in your guidance from those efficiency programs and what additional benefits, if any do you see coming in down the road?

Randy Kempf:	I don't, to be honest Andy, I don't know
that we would have, be able to identify, you know specific numbers that would come from those. The decision to purchase the laser became, it was a decision actually made, although we were talking about it, had been talking about it for the latter half of last year, we were looking at several different laser manufacturers, three to be specific, and have decided on one specific model that is a light out (sp?) type system.

	The savings that that will bring to us, we do know roughly what those are and what kind of payback that will represent for us, both of which are quite sellable, but in terms of incorporating those into the $0.10 to $0.14, that laser was not part of that analysis, or that $0.10 to $0.14 guidance.

Andy Shapiro:	So do you ever...

David Davis:	The additional modules we were looking at
adding and implementing to our ERP system will streamline and make it much more efficient for us to ship and track inventory and warehouse inventory. And again we don't necessarily, you know compute you know what kind of savings to throw into the budget with that number. We anticipate, you know great efficiency gains and shipping where for us that might improve our, you know how quickly we can turnaround and ship a truckload by a day or two.

Randy Kempf:	Yeah, it's more a matter of, in terms of
our customer interface, right now the customer, as with most companies, would call up the customer service department and check on order status, the availability of the order, enter new orders, whatever. One of the modules that we've already purchased and will be implementing allows them to do that online. We also are looking at a shopping cart feature for a couple of our websites that you know again is hard to say what kind of a gain you might get out of that. We did not build that into our guidance, but more believe that these were good business decisions to make and whatever improved business activity we might see as a result of it, would be, I guess you'd call it gravy.

Andy Shapiro:	What kind of gross margins then in the
aggregate are you building into your current guidance?

Randy Kempf:	Dave, have you got that handy?

David Davis:	We prepared the budget more on an internal
basis, which doesn't account for overhead of allocated up into costs of sales. Those gross profit margins, without the allocation of overhead, we're looking at about 47%. With the allocation of overhead, you know as required and presented under GAAP rules, we anticipate our gross profit margins to only increase slightly over what we did in fiscal '07.

Andy Shapiro:	Okay, that's a little bit from '07.  And
this ERP system, the lasers, what's the timing for those purchases and what's the estimated cap ex to be put into that?

Randy Kempf:	The cap ex is relatively small on the ERP
side of it and I think is a true statement. We've actually purchased all of the modules as a matter of, the ones that we've at least identified in the short-term and it's just a matter of implementing thing and we're making some organizational changes to be able to focus on those implementations more than we might have under our previous schedules.

Andy Shapiro:	So the...

Randy Kempf:	In terms of the laser, the, that probably
won't hit, I'm looking, we're still looking for a firm delivery date, but we're probably two months out before that laser would be delivered.

David Davis:	We anticipate, right now we anticipate that
laser's probably going to be a final cost of 750 to 825, $850,000 after its fully installed and trained, and our employees are trained on it. You know if you're looking to K, I mentioned that we project, you know capital expenditures for the fiscal '08 to be about 1.25 million. That includes that laser. We're also heavily considering a new powder coat paint and wash system to expand our capabilities there and then you know another small amount for the typical replacements of either vehicles or other smaller equipment.

Randy Kempf:	We occasionally buy an ATV or UTV for our
show purposes and for our own R&D efforts too, which are a relatively small investment compared to a $750,000 laser, but still.

David Davis:	And to briefly go back to the question
about the gain we probably will be realizing on the sale of the Milford plant facility, I did locate my spreadsheet that I'm utilizing right now to finalize that number and it actually looks like they'll come in actually closer to about, it might be in about 700,000.

Andy Shapiro:	Uh huh, excellent.  And that would be
booked as a Q2 event then?

David Davis:	That actually would be booked as a, in the
Q1, yes.

Andy Shapiro:	Q1, right, Q1, okay.  And in terms of the
contract manufacturing, what percent of this business would you estimate, or are you forecasting to be a recurring element versus a one-off outsource run?

Randy Kempf:	Most of, in late last year we had some one-
off kind of activity with a particular customer, a local customer that was seeing an extraordinary increase in his market because of the bio fuel, bio, ethanol, thank you, ethanol number of plants that are being implemented in Iowa and the Mid-West. For the most part though our customers are repeat customers, year-after-year, although again with that new contract manufacturing, manufacturer's rep, he is actually, received yesterday an RFQ from a very major OEM that wants to start working with us as well. So we've, I've traveled with the manufacturer's rep, the contract manufacturing reps and called on some customers with them and they are very impressed with the unique capability that we have to go from raw steel all the way to powder coating, where most of their current suppliers are either they bin metal, they weld metal, or they powder coat metal, but very few, if any of them, can do all of that and package it and for that matter even do some logistics kind of work, which we do for some of our contract manufacturing customers.

Andy Shapiro:	Okay.  Now you're operations, do you have a
handle or an estimate on what you'd say your current utilization rate is presently? And, or alternatively like how many shifts are you on and can go to, et cetera?

Randy Kempf:	Yeah, we are in our molding group, we are
on a two-shift operation. On our paint line here in our Spencer facility we are on a full two-shift operation. The rest of the plant in the Spencer facility, which is our main manufacturing facility, is running on extended single shift operation. We, it's, quite frankly it's fairly difficult with the very, very, very low unemployment rate around here to ramp up to a second shift, but over time we can do that and again one of the strategies we talked about earlier was to build those products that we know are going to sell, which is of course snowplows, earlier in the year and almost continuously around the year to both utilize the robotic welding equipment that we have and to expend less labor, less overtime during the busy season to be able to respond to our customers better.

David Davis:	Yeah, if you look at it as an overall
viewpoint, the Spencer and Milford facilities, plastics production here in Spencer altogether, it probably would average out to shifts and a half because our utilization right now overall.

Randy Kempf:	Yeah.

David Davis:	We may getting closer to a double shift
with all the overtime that our single shifters are putting in.

Randy Kempf:	And that, that again is a historic
situation that's happened in the October, November, December and now this year extended through January timeframe, which is why our strategy for next year is to build earlier and inventory more so that we don't stress the entire organization and can do a better job of delivering on time to our contract manufacturing wheel cover and other business segments.

Andy Shapiro:	What's going on, it looks like the, your
accounts receivable and inventories have gone up year-over-year and also sequentially, but that could be seasonal, and June and September quarters saw what a pretty large swing historically. What's going on with the, the increase here? Is this related to the rebate program or other factors?

David Davis:	Well the increase in accounts receivable
would be more like you say the seasonality. Bringing in is more of the, you know the new contract manufacturing customers would add to our accounts receivable. The increase, pre-season orders for the winter product from our distributors, and late September we had pretty good (inaudible) in a lot of shipments that you know pumped up AR pretty good. Typically you know, like you've noticed, quarter one, quarter four are AR bills and then quarter two and three it comes back down as you know the winter products wane and the distributors, you know ordering summer products doesn't hit that same high.

Randy Kempf:	The distributors generally will take
advantage of the, our terms and although again with the large increase that we see now, that probably not quite keeping up with that, or at least was between what we're shipping and they're paying for in the short-term, but as our wheel cover and contract manufacturing sales increase, those customers don't, as two of the same percentage, take advantage of the terms as do the distributors.

Andy Shapiro:	I know my analyst, Daniel Perrin (sp?), has
some more questions, but we'll back out in the queue again, let anyone else in. And when they're done, you know please come back to us. Daniel's got some more questions.

Randy Kempf:	All right, Andy.

Operator:	Once again ladies and gentlemen, if there
are any additional questions please press the star followed by the one at this time. As a reminder, if you are using a speakerphone please lift your handset before pressing the numbers.

	Our next question comes from Paul De Shaw, a private investor. Please go ahead sir.

Paul De Shaw:	Good morning.

Randy Kempf:	Good morning Paul.

David Davis:	Good morning Paul.

Paul De Shaw:	If they could deviate from the micro
management of the firm and look at the bigger picture, the macro side of things, that the 19 in Ashland (sp?) distributors and shipping stuff to 35 countries and the weaker dollar, you know how big can that be in the next five years? And the second question relates to your engineering department. I see you have like 10 folks in that. What are they doing? And what are they working on and what percent of their time would be spent on retrofitting? I'm looking to see what's in the hopper for the longer-term, if you will.

Randy Kempf:	Okay.  Well our international sales
represent about 10% of our business and in fact from 2006 to 2007 it actually increased by 10% as well, a little piece of nuance I gathered out of our 10K recently. So our international sales are going up.

	We've also build a, when we hired our
Director of Sales and initially it was to focus on the domestic distributors, because of the success he's had in developing our relationship with our domestic distributors and the other salesman that works with him, Territory Manager, I've expanded the scope of his responsibilities to be potentially total sales worldwide. In fact he is in the process of scheduling a two-week trip to Europe to visit our three largest distributors and also to try to re-establish relationships with some of the smaller ones to make sure we understand their, understand their needs as well as he has understood and developed relationships with our domestic distributors.

	In, so our goal long-term is to grow
international sales and in fact we are talking to the, the Iowa
State, the State of Iowa export people to help us in that regard.

	In terms of engineering, basically we only have one individual that is, as an engineer, focusing full-time, or actually not even full-time on fitments. That is to say obtaining a new ATV from a local dealer, bringing it in and doing the fitment on it. However, this year we have hired, within the last six months I guess it is, we've hired a full-time hourly employee that does nothing but the mechanical aspects of doing the fitment so that the engineer can focus more on not only developing new products, but also the engineering side of it as opposed to the mechanical side. And that's a changeover previous structure and that's allowed us to do on average two to three fitments per week, which is significantly better than what we've been able to do in the past.

	In terms, so that's kind of the retro side of it. In terms of the new products, we had a new engineer that started last Monday. I'm in the process of hiring an additional engineer, in fact he's coming in next week for an interview so that we can beef up our engineering staff on the pure design side of it to get the products out even faster.

	My sales people are, and for that matter, now that the dealers and distributors are seeing the direction we're going in terms of focusing on new products, they, the dealers, distributors, and even entrepreneurs are coming out of the woodwork with new products that I'm very anxious to get developed and out to the market.

Paul De Shaw:	Thank you.

Operator:	Our next question is a follow-up from Andy
Shapiro.  Please go ahead.

Daniel Perrin:	Hi, this is actually Daniel Perrin, I had a
couple questions. On the new product front, how do you kind of evaluate these things for commercial viability? And it seems really good that you're developing new products. Just I'm also concerned about whether you're flushing out old products, or whether you're developing purely new ones and how you're evaluating them for commercial viability so we don't get too many SKU's out there?

Randy Kempf:	We've actually, in the ATV side of the
business, we go to certain of our distributors with a concept that we've developed and take them to at least a drawing state in many cases and talk to a limited number of those distributors to get their feedback as terms of price targets, marketability and other features that the product should have. In the case of the wheel covers, that's mostly an internal decision, recognizing that there's a market out there that we're not addressing with the current wheel cover and that we need to have that. In fact this new 12-inch wheel cover is focused on the zero turn market, which thanks to the new manufacturer's rep we have for the wheel covers, he identified that market for us and in fact at the recent Lawn and Garden Show in Louisville, we actually had both the 8-inch SS wheel cover and the 10-inch AT wheel cover on practically every zero turn manufacturer that was at the show.
It was fairly impressive and in fact that's why we've developed this new 12-inch wheel cover for that, the zero turn mowers that have 12-inch as opposed to 8 or 10-inch. We're also working on another 12-inch wheel cover for another business segment independent of those two markets.

	So we do a limited amount of research.
Fortunately we have a lot of experience here at the Company that are ATV enthusiasts. We have very strong relationships with local dealers that are both in the Agg market and in the power sports side of it that we talk to, to make sure that a product idea is marketable. We're in the process of implementing a more stringent new product development process that I quite frankly borrowed from one of my previous companies, a PDR process, or product development request process that will require us to go through a more thorough analysis of the market opportunity, the costs, the cost to develop, the payback, market pricing, tooling cost, et cetera before we take a product to market and/or utilize engineering time on that. That we hope to implement further in the year, but quite frankly the, the feedback we're getting on the designs that we're moving forward with are very, very good from the distribution network that we're talking to.

Daniel Perrin:	So when you say 80 new products and 20% of
sales, I think you said new products, you know what portion of that are re-runs of old products versus new new products?

Randy Kempf:	Well our guidelines for new products is a
new SKU that would not be a, in fact I don't think, I think this is a true statement, none of them are replacements for old part numbers, or old parts, they're all new.

Daniel Perrin:	All right.  So new is new.

Randy Kempf:	Yeah.  To a large extent.  There might be
one or two that aren't, but they're either complimentary or that have a significant feature that the market's been asking for, or are a totally new product for us.

Daniel Perrin:	Are you flushing out old products?

Randy Kempf:	There's very little obsolescence that we're
doing, other than as it relates to a mount kit for an old model.

Daniel Perrin:	Right.

Randy Kempf:	I think that's a true statement, Dave?

David Davis:	Yeah I mean we, you know we're not
developing new product by taking an old product and you know set up it on mag wheels on it or just make one little change to it and call it a new product. You know a new product is truly a new product that we've never had as an offering before, but you know as part of the annual process we go through is we do look at our current parts and product line and you know for those products that are dying out, the almost notable ones last year is mount kits for older, ATV's get older and older, you know we discontinue those, but then we also look at, you know the big picture products and you know determine is it worth continuing those?

	The example would be, one of the implements we had for our three-point system is a Cedar (sp?) and well that can only plant one row of seeds at a time, the sales of that, you know four or five years ago had fallen drastically off, and so in the last three years we elected not to build anymore of those and just deplete out whatever our current inventory is.

Daniel Perrin:	All right, just two final questions.  I
think last year you had a lot of new products, but then they weren't in the catalogue. Are you timely with that this year?

Randy Kempf:	Yeah, last year we came out with a lot of
new products at the February show in Indianapolis, the Power Sports Expo Show that did not make the distributors. They were in our catalogue, but not in the distributor's catalogues...

Daniel Perrin:	Right.

Randy Kempf:	Which had been released in the December,
January timeframe. This year we are very much aware of their timing and are making sure that these new products appear in their catalogues as well and again back to our Director of Sales, he's been very successful at working with the distributors to assure that they not only carry our snowplow, which they typically have done, but the rest of our products as well.

	And just as a point of reference, by the way, one of our largest distributors, Tucker Rocky, has for a number, and this is a multi-million dollar distributor, on the order of hundreds of millions of dollars actually, have indicated to us that we are their number one supplier or vendor for either several days at a time or several weeks at a time. So you know we've got the attention of the distributors and they are working with us and are definitely working with us on getting not only our new products, but making sure that some of our older products that weren't in their catalogue are there.

	We're also working on three new catalogues, one for the Weekend Warrior product line to give that to our new rep as a tool, we're working on a brand new catalogue that features even more new products than last year's did of our own for the ATV accessories side of the business, we're going to be including the wheel covers in that catalogue as well, as well as our Perform Oil Filters, which we did not do in the past. And we've got a new small catalogue coming out for our wheel covers, which I don't think had been updated for a number of years. So we're really putting the push on making sure that these new manufacturer's reps we have, have the tools they need to do the job that is a professionally produced catalogue and as well as upgrading the websites to support that catalogue activity.

David Davis:	Yeah, we, Andy I hope you want to say it,
we learned our lesson last year and that we want to make sure the timing of our new products release this year is in time to get into the, at least in the ATV accessory side, into the distributor's catalogue.

Daniel Perrin:	All right.  Final question, do you feel
like you have your marketing and sales force now sufficiently configured?

Randy Kempf:	It is a significant improvement over what
we had a year and plus ago. When we started, when I started with the Company in September of 2006 we effectively had three salesmen, two of which didn't travel and one of which was an outside person who did travel, but we had him in the wrong place. We've moved that outside person to the right place, we've added a Director of Sales, we've moved our VP of Sales and Marketing over to a Director of Marketing position, where he is able to focus better on that portion of our business, which is why again we're getting a lot of these new catalogues out because of a better focus. We've added a Territory Manager reporting to the Director of Sales, which allows him to, that Territory Manager to focus on a certain segment of our distributors, while the Director of Sales report, focus on some of our larger distributors.

	We are looking at increasing, or making
some additions in our, in which we're budgeted by the way, in our marketing group to emphasize a product management type style of marketing that will help us focus on product lines, eventually one for the wheel covers, one for the oil filters, one for the ATV accessory product lines so that you know we really have somebody that's a go-to person who understands the market, fully understands the products we have, the competitors have, what the trends that are driving the businesses are. So that's where we're headed long term.

Daniel Perrin:	Thanks.

Randy Kempf:	Thank you Daniel.

Operator:	At this time I am showing no additional
questions in the queue. I'd like to turn the call back over to management for any concluding remarks they may have.

David Davis:	This is Dave Davis; I'll throw in a couple
numbers that everybody usually likes to pencil down here. For the fiscal year ended 2007 of course, this is out of the K, but our capital expenditures were 245,000, EBITDA was 1.8 million and free cash flow was 1.5, 1.6 million.

	For our forecast for 2008, again we're
projecting cap ex to be about 1.25 million, EBITDA will be about
2.4 million, and which would result in free cash flow of about
1.2 million.

Randy Kempf:	And for my side again, I appreciate
everyone and your attending the call. I am very pleased with the direction that the Company is going. There's certainly things that we still need to address and will continue to address, but in terms of the direction of new products, the sales and marketing organization headed in the right direction, our relationship with our customers improving from what it had been in the past and I consider it to be relatively strong, the new engineers that we're hiring to continue to focus on new product development, I see 2007, as I mentioned in the past, as being a transitional year and that we're now able to take advantage of the investments we made then. We're going to continue to make investments as we have in the laser. Eventually we will be buying or adding onto this building at the, as we close in on the expiration of the lease of our Milford facility, which will be nice because then we'll have everything under one roof and enjoy some efficiencies from that as well.

	So I think we're headed in the right
direction. It was a tough 2007, but I think we're, we've got the kind of people, the products and the attitude here to make 2008 and beyond a very successful and profitable year and continue that record of 26 plus years of continuous profitability.

	Thank you all very much.  Have a great New
Year.

Operator:	Ladies and gentlemen, this does conclude
the Cycle Country Accessories Corporation Fiscal 2007 Year End
Results Conference Call. You may now disconnect and we thank you for using ACT Teleconference.